Exhibit 10.3

Confidential

GAUZY LTD. COMPENSATION POLICY

FOR OFFICE HOLDERS

(Originally adopted on [●], 2024)

I. Preamble

In accordance with the Israeli Companies Law, 5759-1999 and the regulations promulgated thereunder (together, as amended from time to time, the “Companies Law”), this document states the terms of Gauzy Ltd.’s Compensation Policy for its “Office Holders” (as such term is defined in the Companies Law) (the “Compensation Policy”).

The effective date of this Compensation Policy is the date of its approval by Gauzy Ltd.’s (“Gauzy” or the “Company”) shareholders and it shall serve as the Compensation Policy of the Company in respect of its Office Holders, as required by the Companies Law.

The adoption of this Compensation Policy will not grant any of the Company’s current or future Office Holders a right to receive any components of compensation set forth in this Compensation Policy or otherwise. The components of compensation to which an Office Holder will be entitled will be exclusively those that are determined specifically in relation to him or her and in accordance with the requirements of the Companies Law. Nothing in this Compensation Policy shall be deemed to provide any rights or remedies to any person, other than the Company. In the event that the Companies Law contains or is amended to include any relief or exclusion, any such relief or exclusion shall be deemed incorporated into this Compensation Policy and shall supersede any provision hereof, including if such relief or exclusion creates a conflict, inconsistency or contradiction with the provisions hereof. This Compensation Policy will apply to compensation of Office Holders determined after its effective date and will not, and is not intended to apply to, or be deemed to amend, employment and/or compensation terms of Office Holders existing prior to such date.

II. Definitions

In this Compensation Policy, the following terms shall have the meanings set forth beside them respectively, unless the subject or context requires otherwise:1

“Board of Directors” – the board of directors of the Company.

“Executive Director” – a person who is employed by the Company in an executive position, which position, in and of itself, would cause such person to be an Office Holder of the Company and who also serves as a member of the Board of Directors.

“Executive Officer” – an Office Holder of the Company who does not serve as a member of the Board of Directors.

“Non-Executive Director” – a member of the Board of Directors who is not employed by the Company in an executive position, which executive position, in and of itself, would cause such person to be an Office Holder of the Company.2

[1]	References in this Compensation Policy to the employment or terms of employment of Office Holders shall also apply to the provision of services by Office Holders under a service contract (whether with such Office Holder or an entity controlled by him or her), mutatis mutandis. References herein to base salaries with respect to Office Holders with a service contract would mean the base fees payable under such contract. Value Added Tax payable by the Company under such service contract, if any, will not be considered or deemed to be part of an Office Holder’s compensation.
[2]	To the extent the Company shall have an active chairperson or active vice-chairperson of the Board of Directors, such person would not be considered as a Non-Executive Director but rather as an Executive Director for the purposes of this Compensation Policy.

II. Company Philosophy and Compensation Policy Objectives

Gauzy believes that an effective executive compensation program is one that is designed to reward achievements and performance of its Office Holders and which aligns their interests with those of the Company and its shareholders. The Company believes that Office Holders should be compensated for achieving the Company’s strategic targets and that an appropriate balance should be established between the various components of an Office Holder’s compensation – fixed and variable compensation; measurable and discretionary components; short-, medium- and long-term components; and cash and equity-based compensation. Gauzy seeks to ensure that its ability to attract and retain highly-skilled employees in key positions is maintained and that the compensation provided to key employees remains competitive relative to the compensation of similarly situated executives in peer companies and the broader marketplace from which it recruits and competes for talent.

In formulating this Compensation Policy, Gauzy has considered, among other things, the following considerations:

●	advancing the objectives of the Company, its work plan and long-term strategy;

●	creating appropriate incentives to Office Holders of the Company, taking into account, among other things, the risk management policies of the Company;

●	the Company’s size, complexity and the nature and landscape of its operations; and

●	regarding those sections of the Compensation Policy that provide for variable compensation components – the Office Holder’s contribution to achieving corporate objectives and profit maximization, with a long-term perspective and in accordance with the role and position of the Office Holder with the Company.

In determining the compensation for each Office Holder, among other relevant factors, the following considerations shall be taken into account:

●	the education, skills, expertise, professional experience and achievements of the Office Holder;

●	the Office Holder’s position in the Company (including geographical considerations) and his or her scope of responsibilities and contribution to the Company;

●	the circumstances of the Office Holder’s recruitment (which may include compensation arrangements with his or her previous employer) and the terms of prior employment or service agreements with the Company (if any);

●	requirements prescribed by the Companies Law, U.S. securities laws, the rules and regulations of the U.S. Securities and Exchange Commission and the rules of the Nasdaq Stock Market, as applicable to the Company from time to time;

●	a comparison of the terms of compensation of the Office Holder to the terms of compensation of other Office Holders in the Company; and

●	a comparison of the total cost of compensation of the Office Holder and the Cost of Salary (as such term is defined in Part A of the First Addendum “A” to the Companies Law) of all Israeli employees of the Company (including, to the extent applicable, Manpower Contractors Engaged by the Company (as such term is defined in Part A of the First Addendum “A” to the Companies Law)), other than the Office Holder, if applicable, and most notably the ratio between the compensation of the Office Holder and the median and average salary of all such Company employees, and the ramifications of such ratio on the labor relations of the Company. The Company determined that said ratios are reasonable taking into account the size, complexity and the nature of the Company and its operations and are not expected to have an adverse effect on the labor relations of the Company.

To the extent considered necessary or relevant and if information is timely available, terms of compensation of persons in similar positions in peer-group companies will be selected to provide an appropriate comparative model. Peer-group companies will be selected based on appropriate similarities taking into account a number of factors, which may include: market capitalization, type of industry, location of securities listing(s), level of revenue and/or other financial metrics, number of employees, geographical considerations, factors of relevance to the particular Office Holder’s role and other factors that will be considered relevant for the comparison.

III. Compensation Components

The compensation package of Office Holders may consist of one or more of the following components:

(i)	base cash compensation;

(ii)	benefits and perquisites;

(iii)	performance-based cash incentives and other cash compensation, including commissions, signing or other non-performance based cash bonuses;

(iv)	equity-based compensation (such as options to purchase the Company’s shares or other equity-based instruments, including restricted share units, restricted shares and share appreciation rights (collectively, “Equity Awards”)); and

(v)	retirement and termination of service arrangements.

The total compensation package and components thereof may vary between Office Holders, taking into account the factors described above. To reflect the Company’s philosophy and Compensation Policy objectives, with respect to any Office Holder, the ratio between the fixed compensation components and the variable compensation components with respect to any given year on an annual basis shall not be more than 1:10.

At any time and from time to time, the Board of Directors has the right to reduce any variable compensation granted or to be granted to an Office Holder due to such circumstances as determined by the Board of Directors in its sole discretion.

A non-material change in the compensation package of an Executive Officer who is subordinate to the Chief Executive Officer may be approved solely by the Chief Executive Officer, provided that the terms of compensation of the Executive Officer will continue to meet the requirements of this Compensation Policy. For these purposes, a change of up to 10% of the annual fixed compensation of such Executive Officer shall be deemed to be non-material.

A. Base Cash Compensation (Base Salary)

The monthly gross base salary of any one of the Company’s Executive Officers or Executive Directors shall not exceed NIS 250,000, linked to the Israeli Consumer Price Index commencing on the date of adoption of this Compensation Policy (“CPI”) and updated to reflect periodic increases, but not decreases, in the CPI. The monthly gross base salary may be increased from time to time, subject to the aforesaid limit. The monthly gross base salary may be increased from time to time, subject to the aforesaid limit.

B. Benefits and Perquisites

Certain benefits and perquisites for the Company’s Executive Officers and Executive Directors are provided in order to comply with legal requirements, while others serve as an additional component of the compensation packages offered to Executive Officers and Executive Directors.

Benefits and perquisites, including those that are required or facilitated under local laws or are customary in a relevant jurisdiction, may include, among others, the following:

●	contributions to pension funds and/or similar schemes, such as manager’s insurance programs;

●	contributions to education funds;

●	car allowance or company car and related benefits, including tolls;

●	reimbursement of travel expenses and stipends;

●	gross-up mechanisms;

●	annual vacation days and the ability to carry-over unused vacation days;

●	sick leave and the ability to carry-over unused sick days, subject to applicable laws;

●	redemption of unused vacation days for cash;

●	recuperation pay;

●	health insurance and medical expenses, including dental;

●	disability insurance;

●	relocation expenses;

●	housing and/or related expenses;

●	meal programs;

●	cellular/smartphone expenses;

●	laptop computer, tablets, accessories and communication expenses (including internet connection at the Executive Officer or Executive Director’s residence);

●	reimbursement of out-of-pocket expenses;

●	membership fees in professional associations;

●	subscriptions to business newspapers, trade magazines and other relevant literature.

Certain benefits and perquisites may be subject to Company policies, as in effect from time to time. At the request of an Executive Officer or Executive Director, the Company may, in its discretion, agree to make cash payments to him or her in lieu of amounts payable to pension funds or similar schemes, to education funds or in respect of other social benefits payable to institutions which are in excess of the maximum allowance for which a tax exemption or tax benefits are available.

C. Performance-Based Cash Incentives and Other Cash Compensation

1.	Annual Cash Bonus

a.	General

Cash bonuses may be paid to Executive Officers and Executive Directors on an annual basis (the “Annual Cash Bonus”). The Annual Cash Bonus may be based, in whole or in part, on measurable criteria and/or non-measurable criteria and such criteria may be assigned a weight.

If predefined objectives or targets are set, then at least 50% of a particular pre-set objective or target must be achieved in order for the bonus amount attributable thereto to be payable. Upon surpassing 100% of a pre-set objective or target, then up to 200% of the bonus amount attributable thereto may be paid.

The amount of the Annual Cash Bonus for Executive Officers and Executive Directors that is based on non-measurable criteria shall not exceed three monthly gross base salaries, taking into account the limitations on discretionary bonuses contained in Part III, Section C.(2).

Measurable criteria may be derived from various metrics, which may include, among others:

●	revenue;

●	gross profit;

●	operating profit;

●	EBITDA;

●	adjusted EBITDA;

●	free cash flow;

●	net profit;

●	net profit before tax;

●	sales targets;

●	productivity indices and growth in the volume of activity, including initiation of new markets and/or products;

●	cost savings;

●	efficiency metrics;

●	customer satisfaction;

●	regulatory and legal targets;

●	success in raising capital;

●	success of strategic transaction; and

●	budget and/or workplan objectives.

To the extent relevant, extraordinary or non-recurring events, such as write-offs, acquisitions, divestures, negative effects on financial results due to changes in applicable financial reporting standards or law and organizational changes shall be excluded.

The maximum Annual Cash Bonus for an Executive Officer or an Executive Director shall not exceed the sum of 24 monthly gross salaries and other fixed compensation benefits and perquisites in respect of the relevant year to which the Annual Cash Bonus relates.

b.	Eligibility

To be eligible for an Annual Cash Bonus, the Executive Officer or Executive Director must be actively employed by the Company or one of its subsidiaries during the relevant year to which the Annual Cash Bonus relates. In addition, other conditions may apply in order for an Executive Officer or Executive Director to be eligible to receive an Annual Cash Bonus, such as being employed for a minimum period of time during the relevant year or through a certain date.

2.	Discretionary Bonus

Executive Officers and Executive Directors may receive a discretionary cash bonus, as may be recommended and approved by the Compensation Committee and by the Board of Directors and, if required by applicable law, the shareholders, of up to three monthly gross base salaries (the “Discretionary Bonus”) in any given year. A Discretionary Bonus may be given for any reason, including, without limitation, for special contributions, achievements, assignments and efforts, all as shall be determined by the Company. A Discretionary Bonus may not be subject to the achievement of predefined objectives or targets and may be in addition to the Annual Cash Bonus.

In addition, Executive Officers and Executive Directors may be awarded a fixed one-time cash payment upon recruitment or promotion, which shall not exceed six monthly gross base salaries.

3.	Commissions

The Chief Executive Officer may decide to grant Executive Officers who are providing services of sales and/or business development with commissions, as shall be determined in their employment agreement (the “Sales Office Holders” and “Commissions,” respectively). The purpose of granting Commissions to Sales Office Holders is to incentivize Sales Office Holders to increase the amount of sales of the Company’s products and services. For each Sales Office Holder, the aggregate amount of Commissions paid to him or her on an annual basis shall not exceed 5% from direct contribution to (i) the Company’s annual revenue from sales in that year, or (ii) cash proceeds received from sales in that year. The Commissions may be paid on either a monthly, quarterly or annual basis.

The Commissions paid to a Sales Office Holder shall be separate from the Annual Cash Bonus and/or Discretionary Bonus that may be given to him or her, or may be in lieu of the Annual Bonus and/or Discretionary Bonus.

D. Equity-Based Compensation

Executive Officers and Executive Directors may be granted Equity Awards. The value of Equity Awards at the date of grant, for each year during the vesting period, as calculated using accepted valuation methods (such as, but not limited to, the Black-Scholes formula) will not exceed the sum of 36 monthly gross salaries (or 60 monthly gross salaries in the case of the Chief Executive Officer) and other fixed compensation benefits and perquisites in respect of the calendar year in which the Equity Awards are granted, including, but not limited to, pension payments, managers’ insurance, education fund payments, vehicle and travel allowances and recuperation pay).

The Equity Awards shall vest over a minimum period of one year from the date of grant. Equity Awards may thereafter vest on a monthly, quarterly, semi-annual or an annual basis, or based on other time periods (in each case, which may not be necessarily equal).

The exercise price of Equity Awards (if applicable) shall not be less than the average closing price of the Company’s ordinary shares on the principal trading market on which such shares are listed over the 30 trading days ending on the trading day immediately prior to the date of grant. The terms of Equity Awards may provide, among other things, that they may be exercised on a net exercise or “cashless” basis.

The exercise period of Equity Awards, if applicable, shall not exceed 10 years from the date of grant. Notwithstanding the foregoing, the Company may extend the period of time for which Equity Awards are to remain exercisable and may make provisions with respect to the acceleration of the vesting period of all or a portion of the Equity Awards, including, without limitation, (i) in connection with a corporate transaction involving a change of control of the Company or which results in the Company not being the surviving entity and, (ii) in connection with an Executive Officer or an Executive Director’s retirement and/or termination (other than in connection with a corporate transaction), whether or not at the behest of the Company or the Executive Officer or Executive Director, provided that, in the case of clause (ii), the Executive Officer or Executive Director has served the Company in any capacity for at least 12 months.

The terms and conditions of Equity Awards shall be governed by the Company’s existing or future equity incentive plans and applicable law.

E. Termination of Service Arrangements

When determining the terms of retirement and/or termination benefits for Executive Officers or Executive Directors, the following considerations will be taken into account, among other things:

●	the amount of time the Executive Officer or Executive Director spent with the Company (the “Time of Service”);

●	the terms of his or her compensation during the Time of Service;

●	the Company’s performance during the Time of Service;

●	the Executive Officer or the Executive Director’s contribution to the achievement of the Company’s goals and attainment of profits; and

●	the circumstances surrounding the Executive Officer or the Executive Director’s departure.

The retirement and/or termination benefits, whether or not retirement and/or termination were at the behest of the Company or the Executive Officer or Executive Director, may include, among others, the following benefits:

●	Advance notice – Advance notice upon termination of employment for a certain period of time, which, in any case, shall not exceed a term of 12 months (the “Advance Notice Period”). During the Advance Notice Period, the Executive Officer or the Executive Director may be entitled to all components of his or her compensation, including continued vesting of Equity Awards. The Company will generally be entitled to discontinue the Executive Officer or the Executive Director’s employment and will be obliged, unless agreed to otherwise with the relevant Executive Officer or Executive Director, to make payment of the amounts he or she would be entitled to in respect of all components of his or her compensation through the end of the Advance Notice Period. In the event of a change of control in the Company, the Company may, at its discretion, decide to extend the Advance Notice Period as provided above to up to twice the original Advance Notice Period of the Executive Officer or the Executive Director. In addition to advance notice, the Company may agree to pay an Executive Officer or Executive Director a special separation payment in the event such Executive Officer or Executive Director’s employment is terminated within 12 months after a change of control in the Company. Such special separation payment shall not exceed 12 monthly gross base salaries of such Executive Officer or Executive Director.

●	Severance pay – Under Israeli law, employees are generally entitled to severance pay equal to 100% of the employee’s gross base salary for the last month of employment multiplied by the number of years, including parts of years, of his or her employment with the Company (including notice periods). As such, retirement and/or termination benefits may include the transfer (including under Section 14 of the Israeli Severance Pay Law, 5723-1963) to the Executive Officer or the Executive Director of the amounts contributed to pension funds and/or similar schemes such as manager’s insurance programs, on account of severance pay, as well as additional amounts, such that contributions on account of severance pay reflect the Executive Officer or the Executive Director’s most recent monthly gross base salary.

●	Contribution to funds – The transfer to the Executive Officer or the Executive Director of the amounts contributed to pension funds and/or similar schemes, such as manager’s insurance programs and to education funds.

●	Transition period – Executive Officers or Executive Directors may be entitled to a transition period of up to six months during which time he or she may continue to receive his or her compensation, however, he or she shall not be granted new Equity Awards during such period and shall not be entitled to an Annual Cash Bonus in respect of the transition period. The transition period may be taken into account for the purposes of vesting of Equity Awards.

●	Retirement Bonus – Executive Officers or Executive Directors may be given a cash bonus of up to 12 monthly gross base salaries upon retirement.

IV. Non-Executive Directors

Non-Executive Directors may be entitled to:

●	an annual cash retainer not to exceed the greater of U.S. $75,000 for the Chairperson of the Board of Directors, or U.S. $50,000 for other Non-Executive Directors;

●	an additional annual payment for membership of the audit committee of U.S. $10,000, or U.S. $20,000 for the Chairperson of the audit committee;

●	an additional annual payment for membership of the compensation committee of U.S. $7,500, or U.S. $15,000 for the Chairperson of the compensation committee;

●	reimbursement of expenses, including travel expenses; and

●	participate in the Company’s equity incentive plans or to otherwise receive Equity Awards.

The value of Equity Awards to Non-Executive Directors at the date of grant, for each year during the vesting period, as calculated using accepted valuation methods (such as, but not limited to, the Black-Scholes formula), will not exceed U.S. $200,000.

The Equity Awards shall vest over a minimum period of one year from the grant date. Equity Awards may thereafter vest on a monthly, quarterly, semi-annual or an annual basis, or based on other time periods (in each case, which may not be necessarily equal).

The exercise period of Equity Awards, if applicable, shall not exceed 10 years from the date of grant. Notwithstanding the foregoing, the Company may extend the period of time for which Equity Awards are to remain exercisable and may make provisions with respect to the acceleration of the vesting period of Equity Awards, including, without limitation, (i) in connection with a corporate transaction involving a change of control of the Company or which results in the Company not being the surviving entity and, (ii) in connection with his or her retirement and/or termination (other than in connection with a corporate transaction), whether or not at the behest of the Company or the Non-Executive Director, provided that, in the case of clause (ii), the Non-Executive Director has served the Company in any capacity for at least 12 months.

Notwithstanding the above, with respect to the first grant of Equity Awards to a Non-Executive Director in connection with him or her first becoming a member of the Board of Directors (whether appointed by the Board of Directors or elected by the Company’s shareholders), the minimum vesting period and the maximum exercise period of such Equity Awards may be measured commencing from the date that the Non-Executive Director first became a member of the Board of Directors (the “Commencement of Service Date”). The exercise price of Equity Awards (if applicable) shall not be less than the average closing price of the Company’s ordinary shares on the principal trading market on which such shares are listed over the 30 trading days ending on the trading day immediately prior to the date of grant or the Commencement of Service Date. The terms of Equity Awards may provide, among other things, that they may be exercised on a net exercise or “cashless” basis.

Notwithstanding the above in this Part IV, the Company’s external directors (if any) and any other Non-Executive Directors who are subject to the provisions of the Companies Regulations (Rules on Remuneration and Expenses of External Directors), 5760-2000 (the “Remuneration of External Directors Regulations”), as amended by the Companies Regulations (Relief for Public Companies Traded on Stock Exchange Outside of Israel), 5760-2000, as such regulations may be amended from time to time, may be entitled to remuneration and refund of expenses in accordance therewith (including if they qualify as an Expert Director (as such term is defined in the Remuneration of External Directors Regulations)), including the relative compensation method specified in sections 8A and 8B of the Remuneration of External Directors Regulations, and including in amounts that exceed the amounts set forth above.

V. Compensation Recovery (“Clawback”)

The Company has adopted a Clawback Policy as attached hereto as Exhibit A, intended to comply with Section 10D of the U.S. Securities Exchange Act of 1934, as amended, and clawback-related listing standards of the Nasdaq Stock Market, and shall apply to Covered Persons (as defined in the Clawback Policy) to the extent required by such section and listing standards, and is intended to comply with the requirements of the Companies Law, and shall apply to Office Holders, to the extent required by the Companies Law.

VI. Exculpation, Indemnification and Insurance

In addition, Office Holders may be entitled:

●	to exculpation from liability to the fullest extent permitted by applicable law;

●	to indemnification for liabilities and expenses to the fullest extent permitted by applicable law;

●	to be covered by “Directors and Officers Insurance” at the expense of the Company, which may include “run-off” provisions for a period of up to 10 years after the termination of their services with the Company, or the resolution of existing claims, the later of the two. Directors and Officers Insurance may also include Public Offering of Securities Insurance (POSI) or similar insurance.

Directors and Officers Insurance (which may also cover the liability of any controlling shareholders of the Company and their relatives (within the meanings of such terms in the Companies Law), in their capacity as Office Holders) shall be subject to the following limitations, which shall be determined by the compensation committee of the Company, and, if required by applicable law, the Board of Directors:

●	the annual premium to be paid by the Company as well as the amount of the deductible for the Company shall be on market terms as of the date of the issuance of the policy;

●	the cost of the policy to the Company shall not have a material impact on the Company’s profitability, assets or liabilities; and

●	the maximum total coverage (for each claim and in the aggregate) under the policy for Directors and Officers Insurance shall not exceed the greater of U.S. $60 million or 50% of the Company’s shareholders equity based on the most recent financial statements of the Company at the time of approval thereof by the compensation committee of the Company.

Exhibit A

GAUZY LTD. CLAWBACK POLICY

1.	Purpose

This Clawback Policy (this “Clawback Policy”) describes the circumstances under which Covered Persons of Gauzy Ltd. and any of its direct or indirect subsidiaries (the “Company”) will be required to repay or return Erroneously-Awarded Compensation to the Company. This Clawback Policy and any terms used in this Clawback Policy shall be construed in accordance with the clawback-related listing standards proposed by the Nasdaq Stock Market (the “Nasdaq Clawback Rules”), as well as, to the extent applicable to Office Holders pursuant to the provisions of the Israeli Companies Law, 5759-1999 (the “Companies Law”), the Companies Law.

2.	Definitions

For purposes of this Clawback Policy, the following capitalized terms shall have the meaning set forth below:

a)	“Accounting Restatement” shall mean an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws, including any required accounting restatement to correct an error in previously issued financial restatements that is material to the previously issued financial statements (a ““Big R” Restatement”), or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a ““little r” restatement”). Notwithstanding the foregoing, none of the following changes to the Company’s financial statements represent error corrections and shall not be deemed an Accounting Restatement: (a) retrospective application of a change in accounting principle; (b) retrospective revision to reportable segment information due to a change in the structure of the Company’s internal organization; (c) retrospective reclassification due to a discontinued operation; (d) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; and (e) retrospective revision for share splits, reverse share splits, share dividends or other changes in capital structure.

b)	“Board” shall mean the Board of Directors of the Company.

c)	“Clawback-Eligible Incentive Compensation” shall mean, in connection with an Accounting Restatement, any Incentive-Based Compensation Received by a Covered Person (regardless of whether such Covered Person was serving at the time that Erroneously-Awarded Compensation is required to be repaid) (i) after beginning service as a Covered Person; (ii) while the Company has a class of securities listed on a U.S. national securities exchange or U.S. national securities association; and (iii) during the Clawback Period.

d)	“Clawback Period” shall mean, with respect to any Accounting Restatement, the three completed fiscal years immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

e)	“Clawback Policy” shall mean this Clawback Policy, as the same may be amended and/or restated from time to time.

f)	“Committee” shall mean the Compensation Committee of the Board.

g)	“Covered Person” shall mean any person who is, or was at any time, during the Clawback Period, an Executive Officer of the Company. For the avoidance of doubt, Covered Person may include a former Executive Officer that left the Company, retired or transitioned to an employee role (including after serving as an Executive Officer in an interim capacity) during the Clawback Period, and this Clawback Policy applies regardless of whether the Covered Person was at fault for an accounting error or other action that resulted in, or contributed to, the Accounting Restatement.

h)	“Erroneously-Awarded Compensation” shall mean the amount of Clawback-Eligible Incentive Compensation that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts. This amount must be computed without regard to any taxes paid.

i)	“Executive Officer” shall mean (i) the Company’s chief financial officer, president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, (ii) or any other person (including an officer of the Company’s parent(s) or subsidiaries) who performs similar policy-making functions for the Company, or (iii) an “Office Holder” within the meaning set forth in the Companies Law. For the sake of clarity, at a minimum, all persons who would be executive officers pursuant to Rule 401(b) under Regulation S-K shall be deemed “Executive Officers.”

j)	“Financial Reporting Measures” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures, including, without limitation, measures that are “non-GAAP financial measures” for purposes of Exchange Act Regulation G and Item 10(e) of Regulation S-K, as well other measures, metrics and ratios that are not non- GAAP measures. For purposes of this Clawback Policy, Financial Reporting Measures shall include share price and total shareholder return (and any measures that are derived wholly or in part from share price or total shareholder return). A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a Company filing with the SEC.

k)	“Incentive-Based Compensation” shall have the meaning set forth in section 3 below.

l)	“Nasdaq” shall mean the Nasdaq Stock Market.

m)	“Received” shall mean Incentive-Based Compensation received, or deemed to be received, in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation is attained, even if the payment or grant occurs after the fiscal period.

n)	“Repayment Agreement” shall have the meaning set forth in section 5 below.

o)	“Restatement Date” shall mean the earlier of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (ii) the date that a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

p)	“SARs” shall mean stock appreciation rights.

q)	“SEC” shall mean the U.S. Securities and Exchange Commission.

3.	Incentive-Based Compensation

“Incentive-Based Compensation” shall mean any compensation that is granted, earned or vested wholly or in part upon the attainment of a Financial Reporting Measure.

For purposes of this Clawback Policy, specific examples of Incentive-Based Compensation include, but are not limited to:

●	Non-equity incentive plan awards that are earned based, wholly or in part, based on satisfaction of a Financial Reporting Measure performance goal;

●	Bonuses paid from a “bonus pool,” the size of which is determined, wholly or in part, based on satisfaction of a Financial Reporting Measure performance goal;

●	Other cash awards based on satisfaction of a Financial Reporting Measure performance goal;

●	Restricted shares, restricted share units, performance share units, share options and SARs that are granted or become vested, wholly or in part, on satisfaction of a Financial Reporting Measure performance goal; and

●	Proceeds received upon the sale of shares acquired through an incentive plan that were granted or vested based, wholly or in part, on satisfaction of a Financial Reporting Measure performance goal.

For purposes of this Clawback Policy, Incentive-Based Compensation excludes:

●	Any base salaries (except with respect to any salary increases earned, wholly or in part, based on satisfaction of a Financial Reporting Measure performance goal);

●	Bonuses paid solely at the discretion of the Committee or Board that are not paid from a “bonus pool” that is determined by satisfying a Financial Reporting Measure performance goal;

●	Bonuses paid solely upon satisfying one or more subjective standards and/or completion of a specified employment period;

●	Non-equity incentive plan awards earned solely upon satisfying one or more strategic measures or operational measures; and

●	Equity awards that vest solely based on the passage of time and/or satisfaction of one or more non-Financial Reporting Measures.

4.	Determination and Calculation of Erroneously-Awarded Compensation

In the event of an Accounting Restatement, the Committee or Board shall promptly determine the amount of any Erroneously-Awarded Compensation for each Executive Officer in connection with such Accounting Restatement and shall promptly thereafter provide each Executive Officer with a written notice containing the amount of Erroneously-Awarded Compensation and a demand for repayment or return, as applicable.

a)	Cash Awards. With respect to cash awards, the Erroneously-Awarded Compensation is the difference between the amount of the cash award (whether payable as a lump sum or over time) that was Received and the amount that should have been received applying the restated Financial Reporting Measure.

b)	Cash Awards Paid From Bonus Pools. With respect to cash awards paid from bonus pools, the Erroneously-Awarded Compensation is the pro rata portion of any deficiency that results from the aggregate bonus pool that is reduced based on applying the restated Financial Reporting Measure.

c)	Equity Awards. With respect to equity awards, if the shares, options or SARs are still held at the time of recovery, the Erroneously-Awarded Compensation is the number of such securities Received in excess of the number that should have been received after applying the restated Financial Reporting Measure (or the value in excess of that number). If the options or SARs have been exercised, but the underlying shares have not been sold, the Erroneously-Awarded Compensation is the number of shares underlying the excess options or SARs (or the value thereof). If the underlying shares have already been sold, then the Committee or Board shall determine the amount which most reasonably estimates the Erroneously-Awarded Compensation.

d)	Compensation Based on Share Price or Total Shareholder Return. For Incentive-Based Compensation based on (or derived from) share price or total shareholder return, where the amount of Erroneously-Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Committee or Board based on a reasonable estimate of the effect of the Accounting Restatement on the share price or total shareholder return upon which the Incentive-Based Compensation was Received (in which case, the Committee and Board, as applicable, shall maintain documentation of such determination of that reasonable estimate and provide such documentation to Nasdaq in accordance with applicable listing standards).

5.	Recovery of Erroneously-Awarded Compensation

Once the Committee and/or Board, as applicable, have determined the amount of Erroneously-Awarded Compensation recoverable from the applicable Covered Person, the Committee and Board shall take all necessary actions to recover the Erroneously-Awarded Compensation. Unless otherwise determined by the Committee and/or Board, as applicable,, the Committee and Board shall pursue the recovery of Erroneously-Awarded Compensation in accordance with the below:

a)	Cash Awards. With respect to cash awards, the Committee and Board shall either (i) require the Covered Person to repay the Erroneously-Awarded Compensation in a lump sum in cash (or such property as the Committee and/or Board agree to accept with a value equal to such Erroneously-Awarded Compensation) reasonably promptly following the Restatement Date or (ii) if approved by the Committee and/or Board, as applicable,, offer to enter into a Repayment Agreement. If the Covered Person accepts such offer and signs the Repayment Agreement within a reasonable time as determined by the Committee and/or Board, the Company shall countersign such Repayment Agreement.

b)	Unvested Equity Awards. With respect to those equity awards that have not yet vested, the Committee and Board shall take all necessary action to cancel, or otherwise cause to be forfeited, the awards in the amount of the Erroneously-Awarded Compensation.

c)	Vested Equity Awards. With respect to those equity awards that have vested and the underlying shares have not been sold, the Committee and Board shall take all necessary action to cause the Covered Person to deliver and surrender the underlying shares in the amount of the Erroneously-Awarded Compensation.

In the event that the Covered Person has sold the underlying shares, the Committee and Board shall either (i) require the Covered Person to repay the Erroneously-Awarded Compensation in a lump sum in cash (or such property as the Committee and/or Board, agree to accept with a value equal to such Erroneously-Awarded Compensation) reasonably promptly following the Restatement Date or (ii) if approved by the Committee and/or Board, as applicable,, offer to enter into a Repayment Agreement. If the Covered Person accepts such offer and signs the Repayment Agreement within a reasonable time as determined by the Committee and/or Board, the Company shall countersign such Repayment Agreement.

d)	Repayment Agreement. “Repayment Agreement” shall mean an agreement (in a form reasonable acceptable to the Committee and/or Board) with the Covered Person for the repayment of the Erroneously-Awarded Compensation as promptly as possible without unreasonable economic hardship to the Covered Person.

e)	Effect of Non-Repayment. To the extent that a Covered Person fails to repay all Erroneously-Awarded Compensation to the Company when due (as determined in accordance with this Clawback Policy), the Company shall take all actions reasonable and appropriate to recover such Erroneously-Awarded Compensation from the applicable Covered Person. Such action may include legal actions, offsetting against future compensation, and other remedies as deemed necessary by the Board.

The Committee and Board shall have broad discretion to determine the appropriate means of recovery of Erroneously-Awarded Compensation based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of delaying recovery. However, in no event may the Company accept an amount that is less than the amount of Erroneously-Awarded Compensation in satisfaction of a Covered Person’s obligations hereunder.

6.	Discretionary Recovery

Notwithstanding anything herein to the contrary, the Company shall not be required to take action to recover Erroneously-Awarded Compensation if any one of the following conditions are met and the Committee and/or Board determine that recovery would be impracticable:

a)	The direct expenses paid to a third party to assist in enforcing this Clawback Policy against a Covered Person would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously-Awarded Compensation, documented such attempts and provided such documentation to Nasdaq;

b)	Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously-Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation and a copy of the opinion is provided to Nasdaq; or

c)	Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder or applicable tax laws of another jurisdiction, including Israel.

7.	Reporting and Disclosure Requirements

The Company shall file all disclosures with respect to this Clawback Policy in accordance with the requirements of applicable U.S. federal securities laws, including disclosures required by the applicable filings required to be made with the SEC.

8.	Effective Date

This Clawback Policy shall apply to any Incentive-Based Compensation Received on or after the listing of the Company’s shares on Nasdaq.

9.	No Indemnification

The Company shall not indemnify any Covered Person against the loss of Erroneously-Awarded Compensation and shall not pay, or reimburse any Covered Persons for premiums, for any insurance policy to fund such Covered Person’s potential recovery obligations.

10.	Administration

The Committee and the Board have the discretion to administer this Clawback Policy, subject to applicable law. The Committee and the Board shall, subject to the provisions of this Clawback Policy, make such determinations and interpretations and take such actions as deems necessary, appropriate or advisable.

11.	Amendment

The Committee and thereafter, the Board may amend this Clawback Policy from time to time as and when the Committee and the Board determine that it is legally required by the Companies Law, any U.S. federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are then listed. Notwithstanding anything in this section 11 to the contrary, no amendment or termination of this Clawback Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate the Companies Law, any U.S. federal securities laws, SEC rule, or the rules of any national securities exchange or national securities association on which the Company’s securities are then listed.

12.	Other Recoupment Rights; No Additional Payments

This Clawback Policy will be applied to the fullest extent of applicable law. The adoption of this Clawback Policy does not derogate from any recoupment rights the Company may have under any employment agreement, equity award agreement or any other agreement entered into. Any right of recoupment under this Clawback Policy is in addition to, and not in lieu of, any other rights under applicable law, regulation or rule or pursuant to any similar policy in any employment agreement, equity plan, equity award agreement or similar arrangement and any other legal remedies available to the Company. However, this Clawback Policy shall not provide for recovery of Incentive-Based Compensation that the Company has already recovered pursuant to Section 304 of the Sarbanes-Oxley Act or other recovery obligations.

13.	Successors

This Clawback Policy shall be binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators or other legal representatives.